Exhibit 10.2

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into as of the date signed by the second party hereto between Douglas J. Wetmore (the “Employee”), and International Flavors & Fragrances Inc., a New York corporation (the “Company”).

WITNESSETH

WHEREAS, the Employee is employed by Company as Senior Vice President and Chief Financial Officer; and

WHEREAS, the Company and the Employee have agreed that the Employee’s employment with the Company shall terminate on August 31, 2008 (the “Separation Date”);

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Employee and the Company agree as follows:

1.       Termination of Employment Relationship; Resignation Officerships and Directorships. On the Separation Date the Employee’s employment with all members of the Company Group shall terminate.

2. Consideration to the Employee. The Company shall make the following payments and provide the following additional benefits and consideration to the Employee, subject to the Employee complying with Sections 3, 5, 6, 7, 8 and 9 hereof:

(a)    Salary and Benefits through the Separation Date. Through and including the Separation Date, the Employee shall continue to be paid his current base salary of $40,000.00 per month ($480,000 per year), and shall receive the benefits set forth below.

(b)    Incentive Compensation. The Employee shall be entitled to the same annual incentive compensation award in respect of 2008 under the Company’s Annual Incentive Plan (“AIP”), promulgated under the Company’s Stock Award and Incentive Plan (“SAIP”), that is paid to others with the same target award and pre-established performance objectives as the Employee. Payout of the 2008 AIP shall be prorated to reflect the time the employee served in 2008 through to the separation date (i.e. 8/12ths of the annual award) and shall be paid to the

Employee in early 2009 at the same time as incentive compensation awards under the AIP are paid to employees of the Company generally. The Employee shall also be entitled to receive the 88.9% of any award that is paid to others with the same target award as the Employee in respect of Cycle VI (2006 – 2008) under the Company’s Long-Term Incentive Plan (“LTIP”) under the SAIP, 55.6% of any award that is paid to others with the same target award as the Employee in respect of Cycle VII (2007 – 2009), and 22.2% of any award that is paid to others with the same target award as the Employee in respect of Cycle VIII (2008 – 2010) under the LTIP. Any earned Cycle VI, Cycle VII and Cycle VIII awards under the LTIP shall be paid to the Employee in early 2009, 2010, and 2011 at the same times as awards under such cycles of the LTIP are paid to other participants in such LTIP cycles. The Employee shall not be entitled to any other incentive compensation, whether under the AIP, LTIP or any other plans or programs, in respect of any other year.

(c)    Severance Payments. The Severance Period shall be September 1, 2008 through and including August 31, 2010. The Employee shall receive semi-monthly severance payments, except as set forth below, of $29,000, which is equal to the sum of (i) his current semi-monthly base salary ($20,000) and (ii) $9,000, which is an amount equal to one-twenty fourth of his average 2005, 2006, and 2007 AIP. As a result, the Employee’s Severance Payments over the 24-month period shall aggregate to $1,392,000. Severance Payments shall be made semi-monthly at the same times as compensation is paid to exempt United States employees of the Company. Payments will commence at the beginning of the 7th month after the Employee’s separation date (March 1, 2009) and the first payment due will be equal to $348,000 (representing 6 months of severance payments at $58,000 per month). Thereafter, payments will be made semi-monthly.

(d)    Unused Vacation. The Employee has utilized all vacation entitlement in respect of 2008. The Employee shall not be entitled to vacation pay in respect of any other year.

(e)    Equity Compensation The exercisability, lapsing and forfeiture of the Employee’s purchased restricted stock, restricted stock units, and stock settled appreciation rights shall be governed by the provisions of various Equity Award Agreements between the Employee and the Company except as otherwise provided in this Section 2(e). In respect of the restricted stock units granted in December 2006 and the equity granted under the Equity Choice Program in 2006, 100% vesting will occur in the normal course as if the Employee had remained an employee of the Company. With respect to equity granted under the Equity Choice Program in 2007 and 2008, these units, to the extent earned, will be pro-rated for time worked during the particular equity cycle and will vest in accordance with the agreements, that being May 2010 and May 2011 respectively. Specifically, equity granted in 2007 will be pro-rated at 44.4% and equity granted in 2008 will be pro-rated at 11.1%.

(f)    Pension and Other Benefits. The Employee is no longer covered by the Company’s Pension Plan, including its Supplemental Pension Plan. He shall remain vested in the benefits that he has accrued under the Pension Plan, the Company’s Retirement Income Fund Plan (including the Company’s Supplemental Retirement Income Plan) and the Company’s Deferred Compensation Plan, subject to any forfeitures or other requirements of such plans. For the shorter of the Severance Period or until the Employee becomes eligible to participate in medical, dental and/or life insurance plans upon his commencement of new “Employment,” as hereinafter defined (the “Supplemental Benefits Period”), the Employee and his eligible dependents shall continue to participate in the Company’s medical and dental plans and to be covered under the Company’s group life insurance plan (including the Executive Death Benefit Plan), under the same terms and conditions, and at the same contribution levels, as are applicable to active employees of the Company. For the purpose of this Agreement, “Employment” shall mean the Employee’s substantially full-time participation for monetary compensation as an officer, employee, partner, principal or individual proprietor in any entity or business. At the expiration of the Supplemental Benefits Period the Employee shall be able to continue coverage under the Company’s medical plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to eighteen (18) months after the expiration of the Supplemental Benefits Period by so requesting this option from the Company and paying the applicable monthly premiums.

(g)    Company Car. On the Separation Date, the Employee shall have the choice of either purchasing the automobile currently being provided to the Employee by the Company, or returning it to the Company. Whether purchase or return, such transaction shall be conducted in accordance with Company policy and instructions.

(h)    Financial Planning/Advice. Until the expiration of the Severance Period, the Company shall reimburse the Employee up to a maximum of $20,000 for financial, tax and estate planning advice. Reimbursement requests must include appropriate receipts from an appropriate advisor and shall be sent to the Company’s Senior Vice President, Human Resources.

(i)    Outplacement. The Company shall arrange for the Employee to have the outplacement services of a firm selected by the Company and shall pay all fees associated therewith. The Company agrees to cause such outplacement services to be continued until the earlier of the expiration of the Severance Period or the date on which the Employee accepts Employment. Alternatively, the Employee may select an outplacement service provider of his choosing and the Company will reimburse such fees for outplacement services up to a maximum amount of $40,000. Reimbursement requests shall be handled as above.

(j)    Legal Fees. The Company shall reimburse the Employee up to a maximum of $3,000 for legal fees incurred in negotiation and preparation of this Agreement.

(k)    Funding of Benefits Under this Agreement. The Company’s obligations under this section 2 shall be added to those covered by the RABBI Trust evidenced by the trust Agreement dated October 4, 2000 between IFF and First Union National Bank, as Trustee (or any successor RABBI Trust) and to the extent that any Company obligations are funded under the RABBI Trust, the Company’s obligations under this Agreement should so be funded.

3. Noncompetition; Nonsolicitation. During the Severance Period, the Employee agrees that he shall not solicit, induce, or attempt to influence any individual who is an employee of the Company Group to terminate his or her employment relationship with the Company Group, or to become employed by him or his affiliates or any person by which he is employed, or interfere in any other way with the employment, or other relationship, of the Company Group and any employee thereof. The Employee also agrees that he, acting alone or with others, directly or indirectly, shall not, during the Severance Period, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or shareholder unless the Employee’s interest is insubstantial, engage in or become associated with a “Competitive Activity”. For this purpose, the term “Competitive Activity” means any business or other endeavor that engages in a line of business in any geographic location that is substantially the same as either (1) any line of operating business which the Company or subsidiary engages in, conducts, or, to the knowledge of the Employee, has definitive plans to engage in or conduct, or (2) any operating business that has been engaged in or conducted by the Company or a subsidiary and as to which, to the knowledge of the Employee, the Company or subsidiary has covenanted in writing, in connection with the disposition of such business, not to compete therewith. The Compensation Committee of the Board of Directors shall, in the reasonable exercise of its discretion, determine which lines of business the Company and its subsidiaries conduct on any particular date and which third parties may reasonably be deemed to be in competition with the Company and its subsidiaries.

4.       Entire Consideration. The Employee understands and agrees that the payments and benefits provided for in this Agreement (a) are being provided to him pursuant to the Company’s Executive Separation Policy (“ESP”) and he agrees that the terms and conditions of the ESP, including those applicable to periods subsequent to his employment, whether or not specified in this Agreement, shall remain in full force and effect; (b) are the only payments and benefits to which he is entitled relating to his employment and/or in connection with the termination of his employment with the Company, and (b) are being provided to him in consideration for his signing of the Agreement and the “Release,” as defined in Section 5, which consideration he agrees is adequate and satisfactory to him.

5.       Release. As a condition to the Employee’s entitlement to the compensation, payments and benefits provided for in Section 2 hereof, the Employee shall have executed and delivered to the Company a release in the form attached hereto as Schedule I (the “Release”), and such Release shall have become irrevocable. If the Employee exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio.

6.       Non-Disparagement. Each of the Employee and the Company agrees that at no time will either the Employee or any officer, director, employee or other representative of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service, of the other or, in the case of the Company, of any officer, director, employee or other representative of the Company. If the Company is asked by a prospective employer for a reference with respect to a new position for which the Employee is being considered, without the Employee’s prior written consent the Company will do no more than confirm the Employee’s dates of employment and salary history.

7.       Cooperation and Assistance. The Employee acknowledges that he may have historical information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. The employee will cooperate with the Company, both during the Severance Period and thereafter, in the defense or prosecution of any such claims that relate to events or occurrences that transpired during the employee’s employment with the Company. The Employee’s cooperation in connection with such claims or actions shall include being reasonably available, subject to his other business and personal commitments, to meet counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to the Employee. The Company shall reimburse the Employee for any out-of-pocket expenses including the reasonable fees of the Employee’s personal attorney, which he incurs in connection with such cooperation.

8.       Return of Property. Except as otherwise provided in this Section 8, the Employee expressly agrees that, on the Separation Date, he will return to the Company all property of the Company Group including, but not limited to, any and all files, computers, computer equipment and software and diskettes, blackberries, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company Group or their customers or operations. The Employee affirms that he will not retain copies of any such property or other materials. Notwithstanding the foregoing, the Employee shall not be required to return his rolodexes, personal diaries and correspondence.

9.       Non-Disclosure. The Employee agrees to keep in confidence all trade secrets and proprietary and confidential information of the Company Group, whether patentable or not which he learned or of which he became aware or informed during his employment by the Company (except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisor authority over the business of the Company or by an administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information), and not to directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such information. Both under such Security Agreement and under applicable law, such obligations continue not only while the Employee is employed by the Company, but after cessation of that employment. In amplification and not in limitation of the foregoing, the Employee acknowledges that during his employment with the Company, he has or may have acquired proprietary and confidential knowledge and information of the Company Group, including but not limited to, fragrance and flavor formulae, secret processes and products, qualities and grades of flavor and fragrance ingredients and raw materials, including but not limited to aroma chemicals, perfumery and flavor and fragrance compounding “know-how” and other technical data belonging to or relating to the Company Group, and the identity of customers and suppliers of the Company Group and the quantities of products ordered by or from and the prices paid by or to those customers and suppliers. In addition, the Employee has also acquired similar confidential knowledge and information belonging to customers of the Company Group and provided to the Company Group in confidence under written and oral secrecy agreements. The Employee agrees to abide by the terms and conditions of this Section 9 both during the Severance Period and thereafter.

10.    Tax and Withholding. Any Federal, State and/or local income, personal property, franchise, excise or other taxes owed by the Employee as a result of the payments or benefits provided under the terms of this agreement shall be the sole responsibility and obligation of the Employee. The parties hereto agree and acknowledge that the Company shall withhold from any payments made or benefits provided to the Employee any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on a Form W-2.

11.    No Oral Modification. This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

12.    Resolution of Disputes. Any disputes under or in connection with this Agreement shall, at the election of either party, be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each party shall bear its own costs, including but not limited to attorneys’ fees, of the arbitration or any litigation arising out of this Agreement. Pending the resolution of any arbitration or litigation, the Company shall continue payment of all amounts due the Employee under this Agreement and all benefits to which the Employee is entitled at the time the dispute arises.

13.    Severability. In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

14.    Governing Law. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

15.    Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to the Employee, his executors, administrators, heirs and legal representatives.

16.    Notices. All notices required pursuant to this Agreement shall be in writing and shall be deemed given if mailed, postage prepaid, or if delivered by fax or by hand, to a party at the address set forth below:

If to the Employee:

Douglas J. Wetmore

[ADDRESS INTENTIONALLY OMITTED]

If to the Company:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Attention: Corporate Secretary

Any change in address by either party shall be effective when notified to the other party as aforesaid.

18.    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

19.    Acknowledgement of Knowing and Voluntary Release; Revocation Right. The Employee certifies that he has read the terms of this Agreement. The execution hereof by the Employee shall indicate that this Agreement conforms to the Employee’s understandings and is acceptable to him as a final agreement. It is further understood and agreed that the Employee has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement and that he has been given a reasonable and sufficient period of time of now less than 45 days in which to consider and return this Agreement.

WHEREFORE, intending to be legally bound, the parties have agreed to the aforesaid terms and indicate their agreement by signing below.

Douglas J. Wetmore

/s/ DOUGLAS J. WETMORE	July 22, 2008
Douglas J. Wetmore	Date

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ STEVEN J. HEASLIP	July 22, 2008
Steven J. Heaslip	Date
Senior Vice President
Global Human Resources

Schedule I - Release

RELEASE

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned,

Douglas J. Wetmore (hereinafter referred to as “Employee”), for and in consideration of certain enhanced benefits described in the Separation Agreement with the Employee dated July 22, 2008, heretofore to be paid or provided to the Employee by International Flavors & Fragrances Inc., a New York corporation with a place of business at 521 West 57th Street, New York, New York 10019 (hereinafter referred to as “IFF Inc.”), DOES HEREBY AGREE TO RELEASE and DOES HEREBY RELEASE IFF Inc. and all of its parents, subsidiaries and affiliates and its and their respective directors, officers and employees (hereinafter referred to as “Releasees”) from all “Claims”, as hereinafter defined.

As used in this Release, the term “Claims” means and includes all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, costs, losses and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee now has, or claims to have, or which Employee at any earlier time had, or claimed to have had, or which Employee at any future time may have, or claim to have, against each or any of the Releasees as to any matters occurring or arising on or before the date this Release is executed by Employee. The Claims Employee is releasing under this Release include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, written or oral, or any implied covenant of good faith and fair dealing, any public policy claim, and any claims for wrongful discharge, fraud, misrepresentation, infliction of emotional distress, tortious interference with contract or prospective economic advantage or any other tort, and any other claims relating to or arising out of Employee’s employment with IFF Inc. or the termination thereof, and any claim for violation of any federal, state or other governmental statute, regulation or ordinance including, but not limited to, the following, each as amended to date: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq. (race, color, religion, sex and national origin discrimination); (2) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981 (race discrimination); (3) the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, 29 U.S.C. 621 et seq. (age

discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (6) Executive Order 11141 (age discrimination); (7) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq. (handicap discrimination); (8) the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.;(9) the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. (retirement matters); (10) the Sarbanes-Oxley Act of 2002, 15 U.S.C. §§ 7201; and (11) any applicable New York, New Jersey or other statute or foreign statute, regulation, ordinance (including without limitation the NJ Law against Discrimination, NJSA 10:5-1 et seq.; NJ Conscientious Employee Protection Act, NJSA 34:19-1 et seq.; NJ Family Leave Act, NJSA 34:11B-1 et seq. ;NJ Equal Pay Act NJSA 34:11-56.1 et seq. ; NY Human Rights Law, NY Exec. Law 290 et seq.; NY Equal Rights Law, NY Civil Rights Law 40-c et seq.; NY Whistleblower Protection Law, NY Labor Law 740 et seq.; NY Family Leave Law, NY Labor Law 201-c et seq.; and the NY Equal Pay Law, NY Labor Law 194) or case law relating to employment terminations including wrongful termination.

Employee hereby represents that he has been given a period of forty-five (45) days to review and consider this Release before signing it. Employee further understands that he may use none or as much of this 45 day period as he wishes prior to signing.

Employee acknowledges that he has consulted with an attorney before signing this Release.

Nothing herein shall waive or be construed as waiving any Claims of the Employee for workers’ compensation or state unemployment benefits, or claims which may arise after the execution hereof by the Employee, or claims related to the Company’s failure to fulfill its obligations under the aforementioned Separation Agreement.

Employee may revoke this Release within seven (7) days after he signs it. Revocation can be made by delivering a written notice of revocation to Dennis Meany, IFF Inc., 521 West 57th Street, New York, New York 10019. For such revocation to be effective, Dennis Meany must receive written notice not later than the close of business on the seventh day after the day on which Employee executes this Release. If Employee revokes this Release, it shall not be effective and shall be null and void.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, UNDERSTANDS IT AND IS VOLUNTARILY EXECUTING IT.

(PLEASE READ THIS RELEASE CAREFULLY. IT COVERS ALL KNOWN AND UNKNOWN CLAIMS.)

Executed at New York, New York, on July 22, 2008.

/S/ DOUGLAS J. WETMORE
Douglas J. Wetmore

Signature of Witness: /S/PATRICIA PINZEL

Print Name of Witness: /S/Patricia Pinzel

Address of Witness:    [INTENTIONALLY OMITTED]